Exhibit 4.1

Selco Service Corporation
c/o Key Equipment Finance
66 South Pearl Street
Albany, NY 12207

October 31, 2005

VIA FACSIMILE TRANSMISSION

Pope & Talbot, Inc.

1500 S.W. First Avenue

Portland, Oregon 97201

Attn:	Richard Atkinson
Vice	President & Chief Financial Officer

Re:	That certain (i) CLO2 Participation Agreement and (ii) Facility Lease, both as defined in Annex I to that certain Amended and Restated Participation Agreement dated as of December 27, 2001 among Pope &Talbot, Inc., the Owner Participant and the Owner Trustee among others (the “Participation Agreement”)

Dear Mr. Atkinson:

Reference is hereby made to the CLO2 Participation Agreement and the Facility Lease, as modified by that certain amendatory letter agreement dated December 13, 2002. All capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Participation Agreement. Reference is also made to that certain letter dated October 4, 2005 from the undersigned to you concerning the subject matter hereof (the “10/4 Waiver Letter”). As used herein, “Covenants” shall have the meaning given such term in the 10/4 Waiver Letter. Pursuant to the terms of the 10/4 Waiver Letter, Pope & Talbot, Inc. (“P&T”) acknowledged, represented and warranted to the Owner Participant that P&T shall comply with the Covenants as of October 31, 2005, such determination to be based on unaudited interim financial statements signed by the chief financial officer of P&T for the month and period ending October 31, 2005 to be delivered by P&T to the Owner Trustee and the Owner Participant as soon as available but in any event not later than November 30, 2005. You as the Chief Financial Officer of P&T and on behalf of P&T have advised the Owner Participant that P&T will be unable to comply with the Covenants for the month and period ending October 31, 2005 and have requested the Owner Participant waive compliance with the Covenants for the period ending October 31, 2005. Subject to the terms and provisions of this letter, Selco Service Corporation, as Owner Participant, hereby waives compliance with the Covenants for the month and period ending October 31, 2005. In

Pope & Talbot, Inc.

October 31, 2005

connection with this waiver, P&T, by acceptance of this letter, hereby acknowledges, represents, agrees with and warrants to Selco Service Corporation that:

A. The waivers herein contained are specifically limited to the Covenants and are not a waiver of any other term or condition contained in the CLO2 Participation Agreement, the Facility Lease, the other CLO2 Operative Agreements or the other Operative Agreements (such non waived provisions including, but not limited to, the obligations contained in Section 18 (Financial Statements and Reports; Inspection and Certificates) of the Facility Lease), nor to be considered an indication that the Owner Participant would be willing to waive the Covenants, any other financial covenants or any other covenants or provisions set forth in any of the CLO2 Operative Agreements, the Operative Agreements or otherwise in the future.

B. As of the date hereof each of the CLO2 Operative Agreements and each of the Operative Agreements is in full force and effect without offset, defense or counterclaim of any type.

C. As of the date hereof and after giving effect to this waiver there exists no event which with the passage of time, the giving of notice, or both, would constitute an Event of Default under any of the CLO2 Operative Agreements or the Operative Agreements.

As a condition to (i) the Owner Participant executing and delivering this letter agreement executed by the Owner Participant and the Owner Trustee and (ii) the effectiveness hereof, (a) P&T shall remit a waiver fee to Selco Service Corporation in the amount of $150,000.00, (b) the CLO2 Note Purchasers, the Note Purchasers, the CLO2 Indenture Trustee and the Indenture Trustee shall waive compliance with the Covenants in a form acceptable to the Owner Participant in its discretion and (c) P&T shall reimburse the Owner Trustee and the Owner Participant for the reasonable costs and expenses and any reasonable legal fees (including their outside counsel) incurred in connection with this letter and these agreements.

This waiver letter may be executed in one or more counterparts, each of which when so executed shall be deemed an original and when taken together shall constitute one letter agreement.

Pope & Talbot, Inc.

October 31, 2005

Please acknowledge your agreement to the foregoing by signing and returning a copy of this letter.

Very truly yours,

SELCO SERVICE CORPORATION

By:	/s/ Donald C. Davis
Name:	Donald C. Davis
Title:	Vice President

Read, Acknowledged, Accepted and Agreed to:

POPE & TALBOT, INC.

By:	/s/ Richard K. Atkinson
Its:	Vice President and CFO

Pope & Talbot, Inc.

October 31, 2005

The Owner Trustee does hereby grant and issue a waiver of the Covenants as defined in and under the same terms and conditions as set forth in the foregoing letter.

WILMINGTON TRUST COMPANY,

not is its individual capacity but

Solely as Owner Trustee

By:	/s/ Robert P. Hines, Jr.
Name:	Robert P. Hines, Jr.
Title:	Assistant Vice President